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December 20, 1996


KENNECOTT UTAH COPPER CORPORATION
P.O. BOX 11248
SALT LAKE CITY, UTAH  84147

KENNECOTT UTAH COPPER CORPORATION (Seller) hereby agrees to sell and deliver, and SUMMO USA CORPORATION, San Juan County, UT (Buyer) agrees to purchase and receive the products on terms and subject to conditions specified below and on the reverse side of this Agreement.

     KC#                  3732

     Product:             Approximately 93% Sulfuric Acid, no specifications

     Quantity:            Nominal 50,000 short tons per year, 100% basis
                          H(2)SO(4)

     Price: For the first 24 months of deliveries, $35.00/st. 100% basis, f.o.b. Destination, delivered via truck. Price will be adjusted at the beginning of the 25th month of deliveries and annually thereafter, for one year of escalation or de-escalation, by the most recent Consumer Price Index that is available at that time.

     Delivery Period:     60 months beginning with start up of BUYER's Lisbon
                          Valley Mine.  Start up is estimated to be in January
                          1998.

     Delivery Schedule:   Pursuant to Summo Corporation's requirements, subject
                          to Kennecott Utah Copper Corporation's approval.

     Deliver Destination: Summo USA Corporation, Lisbon Valley Mine in San Juan
                          County, Utah.

     Unloading Period:    For truck shipments, a maximum two-hour unloading
                          period is allowed after arrival at destination, on a 24-hour basis, 7 days per week.

     Payment terms:       30 days from date of shipment.

     Payment              In U.S. Dollars by check to:

                              Kennecott Utah Copper Corporation
                              P.O. Box 224
                              Magna, UT   84044-0224

BUYER ACKNOWLEDGES THAT IT HAS READ THE TERMS AND CONDITIONS ON THE STANDARD KENNECOTT CONTRACT ON THE REVERSE SIDE OF THIS AGREEMENT AND BY SIGNING BELOW AGREES TO BE BOUND BY THESE TERMS AND CONDITIONS.


ACCEPTED   December 30  1996
         ----------------------

SUMMO USA CORPORATION                   KENNECOTT UTAH COPPER CORPORATION


BY  Robert A. Prescott                  BY  David A. Litum
   -----------------------------           ------------------------------
      OFFICER OF CORPORATION                  DIRECTOR-BYPRODUCT SALES

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The SELLER and BUYER agree that the following terms and conditions govern the sale of the Product:

1. TAXES: All Federal, State or local taxes (except income taxes) now or hereafter imposed in respect to this order, or any transaction involved herein and/or the Production sale, use consumption, delivery, transportation of the Product shall be for account of the BUYER, and if paid or required to be paid by the SELLER, the amount thereof shall be added to and become a part of the price payable to the BUYER hereunder.

2. FINANCIAL RESPONSIBILITY: If, in the reasonable opinion of SELLER, the credit or financial responsibility of BUYER is, or becomes, impaired or unsatisfactory, SELLER reserves the right to demand cash or satisfactory security before making shipment. If BUYER fails to provide cash or satisfactory security to fully satisfy SELLER's demands, such failure shall constitute a breach of the Agreement, and SELLER shall have the right to withhold further shipments and/or to cancel this Agreement or any part of this Agreement at the option of SELLER, without any liability or obligations on the SELLER. Such withholding of shipments and/or cancellation, however, shall not affect the BUYER's liability for damages, including the costs associated with reshipment of tank railcars or tank trucks due to BUYER's failure to meet its financial responsibilities. Additionally, SELLER reserves the right to possession of the Product and the right to stop Product in transit. The acceptance by SELLER of any payment less than the full amount due shall not be a waiver of any rights of SELLER.

3. PAYMENT: Payment of the price shall be made in lawful money of the United States, as per the Payment Terms specified on the front of this document. If payment is not made when due, or in the manner herein provided, SELLER may at its option, without notice, cancel this Agreement as to all or any part of the unfilled quantity. Sales and use taxes paid or required to be paid by the SELLER, which are part of the price pursuant to Paragraph 1, shall be included in the billing for the Product delivery. All other taxes which become part of the price pursuant to Paragraph 1, the amount of which cannot be determined on the invoice date, will be billed when they become known and will be payable within thirty (30) days of billing date.

4. TITLE: Unless otherwise specified, title to and risk of loss of any shipment of Product shall pass from SELLER to BUYER FOB railroad tank car or tank truck at the destination point unless BUYER supplies the equipment to transport the Product, in which case title and risk of loss shall pass FOB railroad tank car or tank truck at loading point.

5. LIABILITY: SELLER assumes no responsibility for the condition of trucks, tank cars and related equipment supplied by BUYER. SELLER is not responsible for, and BUYER agrees to indemnify, defend, and save harmless the SELLER against any, and all liabilities, claims, investigations, suits, causes of action, judgments, losses, penalties, costs or expenses (including, without limitation, reasonable attorneys fees) (collectively, "Liabilities"), arising out of or in consequence of, or alleged to have arisen out of or in consequence of, in whole or in part 1) any breach or default by the BUYER of the terms or conditions of this Agreement, 2) any and all negligent acts by the BUYER, 3) any and all civil or criminal breaches or violations or statutes, regulations, ordinances, or otherwise by the BUYER, 4) any and all Liabilities predicated on theories of strict liability, whether imposed or arising under a statute, ordinance, regulation, or at common law or otherwise by the BUYER, 5) any and all improper acts of loading, transporting, storage, handling, or application of the Product by the BUYER, or, 5) any subsequent resale of the Product or other disposal by the BUYER, including, but not limited to, any and all representations or warranties that the BUYER makes to a third party in the course of the resale or other disposal of the Product, or 7) any and all other acts or omissions of BUYER, whether arising under this contract or otherwise, which result in Liabilities to the SELLER. BUYER hereby assumes liability for, and shall reimburse SELLER for, all damage to, and all loss or description of, any private tank car or tank truck (including the fittings and appurtenances thereto) occurring while said tank car or tank truck is in the possession of BUYER, except when such damage, loss or destruction does not result from the negligence or default of BUYER. BUYER's reimbursement of SELLER hereunder shall be limited to the lessor of: (a) the actual cost to SELLER of repairing, reconditioning or replacing said tank car or tank truck, or (b) the actual depreciated cash value of said tank car or tank truck at the time of such damage, loss or destruction. BUYER shall report promptly to SELLER all damage to, or loss or destruction of, any such tank car or tank truck, howsoever arising, occurring while such tank car or tank truck is in the possession or under the control of BUYER.

6. WARRANTY: Attached to this Agreement is a Composite Analysis, for the dates indicated, of the Product. SELLER OR PRODUCER MAKE NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WHETHER THE PRODUCT CONFORMS TO THE ATTACHED COMPOSITE ANALYSIS. NO WARRANTY BY SELLER OR PRODUCER (OTHER THAN WARRANTY OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

7. NOTICE: The BUYER shall give written notice of any claim for any cause whatsoever within ten (10) days after arrival of any shipment at destination, and failure to do so shall constitute a waiver by the BUYER of all claims with respect to such shipment. For any defect of quality established, SELLER's liability shall be limited to replacing any defective acid delivered hereunder and in no event shall SELLER incur liability for defects or damage to Products in which acid delivered hereunder is used or for any other kind of consequential, nominal, or incidental damages.

8. INVOICE: SELLER shall invoice BUYER for each delivery on the basis of price provided herein, and each such delivery shall constitute a separate and independent sale. SELLER's weights and analyses shall govern unless proven to be in error.

9. MUTUALLY AGREED PRODUCER: BUYER agrees that SELLER may meet its commitments under this Agreement by having a mutually agreed producer deliver Product on behalf of SELLER, so long as the agreed producer otherwise agrees to meet the terms and conditions of this Agreement.

10. FORCE MAJEURE: This Agreement is subject to the following conditions of force majeure. Any strike, lockout, difference with workmen, accident, fire, explosion, flood, earthquake, storm, unavoidable accident, mechanical breakdown (including shutdowns for maintenance and inventorying) mobilization, war (whether declared or undeclared), riot, rebellion, revolution, requirement, regulation, restriction, or other act of any government, whether legal or otherwise, the elements, inability to secure or delay in securing fuel, or other supplies or materials, or power, necessary for the operation of the mines and plants where the Product sold hereunder is produced or consumed, economic shutdown of SELLER's or BUYER's mine or plant facilities, delays or interruption to, or destruction of mines or plants of SELLER or BUYER, or any other acts beyond the control of the parties, whether or not of the nature or character hereinabove specifically enumerated which delays or interferes with the performance of this Agreement shall be considered sufficient justification for delay in making shipments, delivery or performance hereunder, in whole or in part, until such cause ceases to exist; and this Agreement shall be deemed suspended as long as such cause prevents or delays its execution. Neither party shall be responsible for or liable to the other for damages or expenses incurred or sustained because of any delay or failure to perform because of a condition of force majeure. If under any of the conditions set forth in this Paragraph, supplies of sulfuric acid available to SELLER are insufficient to complete delivery of orders accepted by SELLER prior to the occurrence of the condition or to SELLER's nominated long term regular contract customers. SELLER shall allocate available supplies pro rata to such long term customers until such customers' contractual requirements are met by SELLER, and then SELLER may, at its option, allocate available supplies (having first satisfied the long term customers' contractual requirements) in a manner it deems suitable, without liability for any damages sustained by BUYER. A nominated long term regular contract customer is a minimum annual tonnage commitment of 50,000 sl or more and five (5) years or longer in original contract duration. BUYER shall allocate purchased supplies pro rata to such long term suppliers until such suppliers' contractual requirements are met by BUYER, and then BUYER may at its option allocate purchases (having first satisfied the long term suppliers contractual requirements) in a manner it deems suitable without liability for damages sustained by supplier. If deliveries are interrupted or delayed for any condition of force majeure, the amount of Product which is not delivered at the regular order rate during the period of any such suspension or reduction shall, at the option of SELLER, be deducted from the full amount which otherwise would have been delivered under this order in which event SELLER shall not be obligated to make up such omitted deliveries either during the order period or after termination thereof. It is understood and agreed that SELLER shall be under no obligation to operate its copper smelters nor will it be under any obligation to operate its sulfuric acid plants except as, and to the extent that, it shall have available for that purpose sulfurous cases of commercial grade, produced in the course of operating its smelter and lack of such gases shall be deemed a cause beyond SELLER's control and subject to the Force Majeure provision and, notwithstanding paragraph 9 of this Agreement, SELLER is not obligated to find another producer to meet its obligations under a condition of force majeure.

11. HAZARDS: BUYER acknowledges that there are hazards associated with the use of the Product. BUYER agrees to make its personnel concerned with the Product aware of the hazards and assumes all responsibility for the warning of its employees and independent contractors of all hazards to persons and property in any way connected with Product. BUYER also assumes all responsibility for the risks of using Product in combination with other articles or substances and in any manufacturing process. The SELLER shall not be liable to the BUYER for any consequential, nominal, or incidental damages, including lost profits, arising out of the use, handling, storage, or any application or activity related to the Product. The SELLER shall not be liable to the BUYER for compensation, reimbursement or damages on account of loss of prospective profits or anticipated sales or on account of expenditures, investments or commitments in connection with the business or good will of the BUYER caused by failure of Product to conform to the specifications herein set forth.

12. CLAIMS: The BUYER will promptly notify the SELLER in writing of any claims, demands, suit, action, or proceeding with respect to the Product.

13. GOVERNING LAW: This Agreement shall be deemed to be made under and shall be governed by the laws of the Sale of Utah in all respects, including matters of construction, validity, and performance.

14. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties as to the subject matter hereof and may not be changed or modified except by signed writing by the SELLER and BUYER.

15. AFFILIATES: This Agreement inures to the benefit of affiliates, subsidiaries, or parents of the parties.

16. SURVIVAL: The provisions of paragraphs 2, 3, 5 and 11 above survive termination of this Agreement.

17. PRICE PROTECTION: If, after the interval designated in the contract, BUYER is offered material of equal quality by a responsible domestic manufacturer for delivery to the same destination on like terms and conditions as herein provided in quantities adequate to fulfill the entire commitment to deliver product during the entire remaining term (time left) of this contract at a lower delivered cost to BUYER than the delivered cost hereunder. SELLER, within thirty days of receipt of written evidence of same, shall either meet such lower delivered cost or release BUYER from their obligation to purchase by cancelling this contract. The written evidence shall be in the form of a signed proposal to sell sulfuric acid to BUYER on the corporate stationery of the manufacturer or distributor. It must contain the price for sulfuric acid delivered to BUYER's facilities, the provision for changing the price, the volume offered, the term (dates the supply is to commence and end), and the product specifications.